QuickLinks -- Click here to rapidly navigate through this document

NTL INCORPORATED
CALCULATION OF LOSS PER COMMON STOCK

Exhibit 11.1

	Number of shares outstanding(1)	Weighted average number of shares outstanding for the quarter	Adjustment for effect of rights offering	Revised weighted average number of shares outstanding for the quarter	Weighted average number of shares outstanding for the year
	(in millions)
Predecessor Company
Pro forma shares oustanding January 1, 2001 (2)	50.5	50.5	9.0	59.5	59.5

Pro forma shares outstanding December 31, 2001	50.5	50.5	9.0	59.5	59.5

Pro forma shares outstanding December 31, 2002	50.5	50.5	9.0	59.5	59.5

Reorganized Company
Shares issued on emergence from Chapter 11	50.5	50.5	9.0	59.5	59.5
Issue of shares	—	—	—	—

Shares outstanding at March 31, 2003	50.5	50.5	9.0	59.5
Issue of shares	—	—	—	—

Shares outstanding at June 30, 2003	50.5	50.5	9.0	59.5
Issue of shares	0.2	0.1	—	0.1

Shares outstanding at September 30, 2003	50.7	50.6	9.0	59.6
Issue of shares	0.2	0.1	0.2	0.3	0.1
Issue of shares in connection with the rights offering	35.9	14.4	—	14.4	3.6

Shares outstanding at December 31, 2003	86.8	65.1	9.2	74.3	63.2

(1)
Excludes 0.1 million shares of common stock in escrow

(2)
Pro forma shares oustanding assumes that the 50.5 million shares issued in connection with the Company's emergence from Chapter 11 reorganization on January 10, 2003 were outstanding as of January 1, 2001.

QuickLinks

NTL INCORPORATED CALCULATION OF LOSS PER COMMON STOCK
  Exhibit 11.1